EXHIBIT 10.1

AMENDMENT 2013-1
TO THE
EMPLOYMENT AGREEMENT

AMENDMENT, dated as of November 6, 2013, between Marlin Business Services Corp., (the “Company”) and George D. Pelose (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement, dated as of October 14, 2003, as amended pursuant to Amendment 2006-1, dated as of May 19, 2006, and further amended pursuant to Amendment 2008-1, dated as of December 31, 2008 (collectively, the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with the Company; and

WHEREAS, Section 18 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between Executive and the Company; and

WHEREAS, the Executive and the Company desire to amend the Employment Agreement to provide that the Executive shall terminate employment with the Company during a specified period in 2014, on a date to be mutually agreed upon by the parties and provided the Executive remains employed until such date, the Executive shall be entitled to such severance and other benefits as if had voluntarily terminated for good reason or was terminated by the Company without cause.

NOW, THEREFORE, the Company and the Executive hereby agree that, effective as of the date set forth above, the Employment Agreement shall be amended as follows:

1. Section 7(a) of the Employment Agreement is hereby amended by adding immediately after Section 7(a)(viii), a new Section 7(a)(ix) to read as follows:

“(ix) Termination During Specified Window.  Notwithstanding any other provision of this Agreement, unless earlier terminated under this Agreement for any reason, Executive’s employment shall terminate between January 15, 2014 and March 31, 2014, with the exact date of termination to be mutually agreed upon by the Executive and the Company.  Absent an agreement of the parties as to the exact date of termination, the Executive’s employment shall terminate on March 31, 2014.   A termination by the Company for Cause, a termination due to death or a termination due to Disability on or before March 31, 2014 shall not be considered a termination under this Section 7(a)(ix) even if such termination occurs during the specified window."

2. Section 7(b)(iv) of the Employment Agreement is hereby amended by adding the following immediately after subsection (E):

“or (F) Executive’s employment terminates pursuant to Section 7(a)(ix),”

3. Section 7(b) of the Employment Agreement is hereby amended by adding a new Section 7(b)(v) to read as follows:

“(v) Termination During Specified Window.  Provided the Executive remains employed with the Company until the mutually agreed upon date of termination as provided in Section 7(a)(ix) and terminates employment under Section 7(a)(ix),  the Executive shall be entitled to receive the severance set forth in Section 7(b)(iii) as if the Company terminated Executive’s employment without Cause pursuant to Section 7(a)(iv) or Executive resigned for Good Reason pursuant to Section 7(a)(v).”

4. Section 9(e) of the Employment Agreement is hereby amended by renaming it "Non-Solicitation of Company Personnel and Non-Disparagement" and by adding a new paragraph at the end of Section 9(e) to read as follows:

"In further consideration of the promises contained in the Agreement, as amended, the Executive agrees that neither he nor any of his representatives will make any disparaging or defamatory or untrue remarks to any third party concerning the Company, any parents, subsidiaries or affiliates or any of their officers, employees or agents (the “Company parties”). Such third parties include, but are not limited to, the press and public media (i.e., any employees or agents of newspapers, television stations, radio stations or other media), any organizations or associations, any Internet websites, home pages, MySpace pages, Facebook pages, social networking sites, blogs or chat-rooms, any of the Company parties’ former employees, current employees or prospective employees. The Company agrees that it will not make any disparaging or defamatory or untrue remarks to any third party concerning the Executive. Such third parties include, but are not limited to, the press and public media (i.e., any employees or agents of newspapers, television stations, radio stations or other media), any organizations or associations, any Internet websites, home pages, MySpace pages, Facebook pages, social networking sites, blogs or chat-rooms, any of the Company’s former employees, current employees or prospective employees. The Executive and the Company agree that any breach or threatened breach of these non-disparagement provisions would cause irreparable harm to the other party and that remedies at law or in damages and would be inadequate to remedy such a breach or threatened breach, and that these non-disparagement provisions may be enforced by way of a restraining order and/or injunction in addition to any other remedies which may be available at law or in equity."

5. In all respects not modified by this Amendment 2013-1, the Employment Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and the Executive agree to the terms of the foregoing Amendment 2013-1, effective as of the date set forth above.

MARLIN BUSINESS SERVICES CORP.

By:	/s/ Daniel P. Dyer
Its:	Chief Executive Officer

EXECUTIVE
/s/ George D. Pelose
George D. Pelose